UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Cumberland Resources Ltd.

(Exact name of Registrant as specified in its charter)

British Columbia	Not Applicable
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Box 72, One Bentall Centre #950 - 505 Burrard Street Vancouver, British Columbia	V7X 1M4
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, no par value	The American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.

Securities Act registration statement file number to which this form relates:                           (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                      None

(Title of Class)

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by Cumberland Resources Ltd. (the "Registrant") in connection with the registration of the Registrant's Common Shares, no par value per share (the "Common Shares"), under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the listing of the Common Shares on the American Stock Exchange.  The Common Shares were approved for listing on the American Stock Exchange on January 26, 2004.

Item 1.

Description of Registrant’s Securities to be Registered.

The authorized capital of the Registrant consists of 100,000,000 common shares without par value (the “common shares”).

All of the common shares rank equally as to voting rights, participation in a distribution of the assets of the Registrant on a liquidation, dissolution or winding-up of the Registrant and the entitlement to dividends.  The holders of the common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings.  Each common share carries with it the right to one vote.

In the event of the liquidation, dissolution or winding-up of the Registrant or other distribution of its assets, the holders of the common shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the Company has paid out its liabilities.  Distribution in the form of dividends, if any, will be set by the Board of Directors.

Provisions as to the modification, amendment or variation of the rights attached to the common shares are contained in the Registrant’s Articles and the Company Act (British Columbia).  Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution (at least three-quarters of the votes cast).

Item 2.

Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit Number	Description
1 (1)	Amended Articles as filed with the British Columbia Registrar of Companies on May 16, 1996 (previously filed as Exhibit 1.1)
2 (1)	Amended Memorandum as filed with the British Columbia Registrar of Companies on October 15, 1998 (previously filed as Exhibit 1.1)

(1)  Previously filed with the Securities and Exchange Commission on October 26, 1998 as an exhibit to the Registrant’s registration statement on Form 20-F (SEC File No. 000-29920).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                            CUMBERLAND RESOURCES LTD.

                            By: /s/ “Kerry M. Curtis” _

                            Name:   Kerry M. Curtis

                            Title:  President and Chief Executive Officer

Dated:  January 27, 2004